Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Incentive Plan of One Liberty Properties, Inc. of our reports dated March 18, 2019, with respect to the consolidated financial statements and schedule of One Liberty Properties, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of One Liberty Properties, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 14, 2019